AMENDMENT TO

DIAMOND HILL CAPITAL MANAGEMENT, INC.

SERVICES AGREEMENT

AMENDMENT made as of January 23, 2013, between Diamond Hill Capital Management, Inc. (the “Client”) and Citi Fund Services Ohio, Inc. (“Service Provider”), to that certain Services Agreement, dated August 22, 2011, between the Client and Service Provider (as amended and in effect on the date hereof, the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, pursuant to the Agreement, Service Provider performs certain services for the Funds;

WHEREAS, Service Provider and the Client wish to enter into this Amendment to the Agreement in order to include in the Agreement additional services to be provided by Service Provider and additional fees payable by the Client;

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Client and Service Provider hereby agree as follows:

1. Amendment.

(a) A new Subsection 10 is added to the end of Section I (Services) of Schedule 2, Appendix B as follows:

“10. Web Access Services

Service Provider grants the Trust a limited license to access an Online Access Portal (the “Portal”) allowing users to view certain account or Fund information online.

Account Access

Product Features:

•	Continuous 24x7 availability (except for scheduled maintenance).

•	Secure access through user-ID and PIN validation.

•	Two-factor Authentication

•	Link to Client Site for Form Access

•	Single Log-on for Administrators to access fund direct shareholder information.

•	Assign and maintain user profile information for registered users.

•	Link accounts for registered users.

•	Access to usage information

•	Significant branding and customization options by site.

•	Customized email notifications to be sent to the email address on record for registration updates, account updates, and transactions.

•	All pages contain link to the Disclosure Page, Privacy Policy Page, and Fund Home site.

User Registration and Functionality

Users will have the ability to:

•	Register online (may not be available to all institutional users).

•	Create User-defined password with unlimited changes.

•	Encounter an account lock-out facility after specified number of failed log-on attempts.

•	Reset passwords online.

•	Update e-mail, user profile, and security questions online.

•	Contact Customer Service.

Account Information

Web-based access to general account information including:

•	Account balances including shares, accruals, and total value

•	Cumulative value of all linked accounts

•	Account history

•	Pending transactions

•	Current and prior year activity summary

•	Distribution elections”

(b) The following is added to the end of Section II (Notes and Conditions Related to Transfer Agency Services) of Schedule 2, Appendix B:

“11. USE OF THE PORTAL IS “AS IS” AND SERVICE PROVIDER WILL NOT BE LIABLE FOR ANY DAMAGES RESULTING FROM USE OF THE PORTAL. SERVICE PROVIDER DISCLAIMS ALL WARRANTIES CONCERNING THE PORTAL, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

12. The parties to this Agreement acknowledge that the content and the design of Portal (excluding Fund information) are valuable trade secrets. Accordingly, the Client agrees not to (a) copy or duplicate the Portal; (b) reverse engineer, decompile or disassemble the Portal; (c) make derivative works therefrom; or (d) modify the Portal without Service Provider’s consent.

13. Notwithstanding anything in this Agreement to the contrary, Service Provider may terminate Web Access Services at any time if the provision of all or part of such services: (i) becomes the subject of a claim that such services infringe the ownership rights of any third party or that Service Provider otherwise does not have the right to permit others to use the Portal; or (ii) becomes illegal or contrary to any applicable law.”

(c) A new Section 1(E) of Schedule 4 of the Agreement shall be added as follows:

“E. Web Access Services Fees

One Time Implementation Fee	$6,000
Annual Online Access Maintenance Fee	$6,000

2. Representations and Warranties.

(a) The Client represents that it has full power and authority to enter into and perform this Amendment and that it has provided this Amendment to the Board.

(b) Service Provider represents that it has full power and authority to enter into and perform this Amendment.

3. Miscellaneous.

(a) This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b) Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

(c) Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d) This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

DIAMOND HILL CAPITAL MANAGEMENT, INC.

By:	/s/ James F. Laird
Name: James F. Laird
Title: CFO
Date: January 23, 2013

CITI FUND SERVICES OHIO, INC.

By:	/s/ Bruce Treff
Name: Bruce Treff
Title: President
Date: 1/23/13